                                                               EXHIBIT (A)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                                       BY
                            HAWAIIAN AIRLINES, INC.
                                     UP TO
                      5,880,000 SHARES OF ITS COMMON STOCK
                                       AT
                              $4.25 NET PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 27, 2002, UNLESS THE OFFER IS EXTENDED.

    Hawaiian Airlines, Inc., a Hawaii corporation, invites its shareholders to tender up to 5,880,000 shares of its common stock, $0.01 par value per share, for purchase by us at a price of $4.25 per share, net to the seller in cash, without interest.

    As used in this Offer to Purchase, the terms "Hawaiian," "we," "us," "our" and similar terms refer to Hawaiian Airlines, Inc., unless the context clearly indicates otherwise.

    Our offer is being made upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (including the proration provisions described herein), which, as amended or supplemented from time to time, together constitute this "Offer." This Offer is not conditioned on any minimum number of shares being tendered. However, this Offer is subject to certain other conditions. See "Section 5. Certain Conditions to the Offer."

    Our shares are listed and traded on the American Stock Exchange ("AMEX") and the Pacific Exchange ("PCX") under the symbol "HA." On May 30, 2002, the last full trading day before the announcement of the Offer, the last reported sale price of our shares on the AMEX was $3.25. See "Section 6. Price Range of Shares." WE URGE SHAREHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSIDER OUR REASONS FOR MAKING THIS OFFER, INCLUDING THE CURRENT MARKET PRICE OF OUR COMMON STOCK. SEE "SECTION 9. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER" AND "SECTION 6. PRICE RANGE OF SHARES." Our majority shareholder, Airline Investors Partnership, L.P. ("AIP"), has advised us that it intends to tender all of the 18,181,818 shares that it owns in the Offer, on the condition that in no event will we accept for payment more than that number of AIP's shares that would cause its ownership interest in Hawaiian, following completion of the Offer, to be less than or equal to 50.0%. In addition, some of our directors and executive officers have advised us that they intend to tender in the Offer an aggregate of 68,755 shares that they own or that are allocable to their accounts in the 401(k) Savings Plans. See "Section 11. Interests of Directors and Officers and Principal Shareholder."

May 31, 2002

                                   IMPORTANT

    If you wish to tender all or any part of the shares registered in your name, you should follow the instructions described in "Section 1. Terms of the Offer; Expiration Date" and "Section 2. Procedures for Tendering Shares" carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with your share certificates and any other required items, to Mellon Investor Services LLC, our Depositary. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the nominee if you desire to tender your shares and request that the nominee tender your shares for you.

    Any shareholder who desires to tender shares and whose certificates for the shares are not immediately available, or cannot be delivered to the Depositary, or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary by the expiration of the Offer, may tender the shares pursuant to the guaranteed delivery procedure set forth in "Section 2. Procedures for Tendering Shares."

    You may request additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery from Mellon Investor Services LLC, our Information Agent, at its address and telephone number printed on the back cover of this Offer to Purchase.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER DOCUMENTS TO WHICH WE REFER YOU IN THIS OFFER TO PURCHASE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON IT AS HAVING BEEN AUTHORIZED BY US.

    THIS DOCUMENT IS DATED MAY 31, 2002. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THIS DATE. THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS SHALL NOT IMPLY INFORMATION IS ACCURATE AS OF ANY OTHER DATE.

                                       ii
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               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

    This Offer to Purchase contains forward-looking statements with respect to the Offer and our financial condition, results of operations, objectives, future performance and business, which we believe are covered by the Private Securities Litigation Reform Act of 1995. In addition, oral statements made from time to time by our representatives may also be covered by this Act. Statements in this Offer to Purchase and the oral statements referred to above that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended.

    When used in this Offer to Purchase, the words "anticipates," "believes," "expects," "intends," "estimates," "plans," and similar expressions as they relate to us or our management are intended to identify these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Offer to Purchase. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws or as set forth in the Tender Offer Statement on Schedule TO that contains this Offer to Purchase.

    In making any of these statements, the expectations are believed to be based on reasonable assumptions. However, there are numerous risks, uncertainties and important factors, most of which are difficult to predict and are generally beyond our control, that could cause actual results to differ materially from those in forward-looking statements. These include:

    - those discussed or identified from time to time in our public filings with the SEC; and

    - specific risks or uncertainties associated with our expectations with respect to:

       - the market price of our common stock;

       - the timing, completion or tax status of the Offer; and

       - strategic decisions of management.

    Further discussion of many of these factors is presented in the summary term sheet, the introduction, "Section 9. Purpose of the Offer; Certain Effects of the Offer," "Section 10. Certain Information Concerning Hawaiian" and
"Section 13. Future Plans of Hawaiian." Our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements. Accordingly, we cannot assure that any of the events anticipated by forward-looking statements will occur, or if they do, what impact they will have on our results of operations and our financial condition.

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..................................................................      1

INTRODUCTION........................................................................      4

THE OFFER...........................................................................      6

1.                      TERMS OF THE OFFER; EXPIRATION DATE.........................      6

2.                      PROCEDURES FOR TENDERING SHARES.............................      7

3.                      WITHDRAWAL RIGHTS...........................................     10

4.                      ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES...............     10

5.                      CERTAIN CONDITIONS TO THE OFFER.............................     11

6.                      PRICE RANGE OF SHARES.......................................     13

7.                      SOURCE AND AMOUNT OF FUNDS..................................     13

8.                      CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES................     14

9.                      PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER..........     17

10.                     CERTAIN INFORMATION CONCERNING HAWAIIAN.....................     18

11.                     INTERESTS OF DIRECTORS AND OFFICERS AND PRINCIPAL
                        SHAREHOLDER.................................................     19

12.                     TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.........     22

13.                     FUTURE PLANS OF HAWAIIAN....................................     24

14.                     CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.................     25

15.                     EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.............     25

16.                     FEES AND EXPENSES...........................................     26

17.                     MISCELLANEOUS...............................................     27

                                       iv
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                               SUMMARY TERM SHEET

    Hawaiian Airlines, Inc., a Hawaii corporation, is offering to purchase up to 5,880,000 shares of its outstanding common stock for $4.25 per share, net to you in cash. The following are some of the questions that you, as a shareholder of Hawaiian, may have and answers to those questions. This summary highlights the most material information from this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase and the Letter of Transmittal. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

Q. WHAT SECURITIES IS HAWAIIAN OFFERING TO PURCHASE? WILL TENDERED SHARES BE PRORATED? (PAGE 6)

A. We are offering to purchase 5,880,000 shares of our common stock, or any lesser number of shares that shareholders properly tender in the Offer. If more than 5,880,000 shares are tendered, and we do not elect to increase the number that we will purchase, all shares tendered will be purchased on a PRO RATA basis. AIP, our majority shareholder, has advised us of its intention to tender all of the 18,181,818 shares that it owns in the Offer, on the condition that in no event will we accept for payment more than that number of AIP's shares that would cause its ownership interest in Hawaiian, following completion of the Offer, to be less than or equal to 50.0%. Therefore, the number of shares you tender likely will be reduced pursuant to the proration procedures. Proration will apply even if you hold less than 100 shares. Those shares not purchased will be returned to you as soon as practicable following expiration of the Offer.

Q. HOW MUCH WILL HAWAIIAN PAY ME FOR MY SHARES AND WHAT IS THE FORM OF PAYMENT? (PAGE 4)

A. Shareholders whose shares are purchased in the Offer will be paid the purchase price of $4.25 per share, net in cash, without interest, as soon as practicable after the expiration of the Offer. Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment.

    If you are the record holder of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses to the Information Agent or the Depositary. If you hold your shares through a custodian, and your custodian tenders your shares on your behalf, your custodian may charge you a fee for doing so. You should consult your custodian to determine whether any charges will apply.

Q. WHEN DOES THE OFFER EXPIRE? CAN HAWAIIAN EXTEND THE OFFER AND, IF SO, HOW WILL I BE NOTIFIED? (PAGES 6 AND 25)

A. The Offer expires on June 27, 2002 at 12:00 midnight, New York City time, unless we decide to extend the Offer. We may extend the Offer at any time. We cannot assure you, however, that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration of the Offer period.

Q. WHAT IS THE PURPOSE OF THE OFFER? (PAGE 17)

A. This Offer allows shareholders an opportunity to realize at least a portion of their investment in our shares by providing liquidity in an otherwise thinly traded public market for our common stock. Also, shareholders who choose not to tender their shares may benefit from this Offer as they will own a larger interest in Hawaiian.

Q. WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER? (PAGE 11)

A. Our obligation to accept for payment, purchase or pay for any shares tendered depends on a number of conditions, including:

    - No significant decrease in the price of our common stock or in the price of equity securities generally, or any adverse change in the U.S. equity or credit markets, shall have occurred during this Offer.

    - No legal action shall have been threatened, pending or otherwise taken that might adversely affect the Offer.

    - No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving Hawaiian.

    - No material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during this Offer.

    Our purchase is neither conditioned upon any minimum number of shares being tendered nor subject to any financing conditions. As of May 30, 2002, we had unrestricted cash and cash equivalents of approximately $80 million, more than enough to fund the purchase of all shares in this Offer.

Q. HOW DO I TENDER MY SHARES? (PAGE 7)

A. If you decide to tender your shares you must either: deliver your shares by mail, physical delivery or book-entry transfer and deliver a completed and signed Letter of Transmittal to the Depositary before 12:00 midnight, New York City time, on June 27, 2002; or if your share certificates are not immediately available for delivery to the Depositary, comply with the guaranteed delivery procedure before 12:00 midnight, New York City time, on June 27, 2002.

    If you have any questions, you should contact the Information Agent or your broker for assistance. Our Information Agent's contact information is located at the end of this summary term sheet.

Q: IF I AM A PARTICIPANT IN ONE OF HAWAIIAN'S 401(K) SAVINGS PLANS, ARE SHARES
    ALLOCABLE TO MY ACCOUNT ELIGIBLE TO BE TENDERED IN THE OFFER AND, IF SO, HOW? (PAGE 9)

A: Yes. Shares allocable to your accounts in our 401(k) Savings Plans are eligible to be tendered in the Offer. The fiduciary of each of our 401(k) Savings Plans will send you written materials containing the specific rules and instructions applicable to your 401(k) Savings Plan for tendering shares allocable to your accounts in the Offer. You may not use the Letter of Transmittal to tender your allocated shares in the Offer.

Q: IF I HOLD OPTIONS, MAY I TENDER THOSE INTO THE OFFER?

A: No. If you hold options and want to participate in the Offer, you must first exercise your options in a timely manner and tender the shares that you receive in accordance with the established procedures.

Q. UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES? (PAGE 10)

A. You may withdraw your tendered shares at any time before 12:00 midnight, New York City time, on June 27, 2002 and, unless already accepted for payment by Hawaiian, at any time after 12:00 midnight, New York City time, on July 26, 2002.

Q: HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES? (PAGE 10)

A: To withdraw shares you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares.

Q. WHAT DO HAWAIIAN AND ITS BOARD OF DIRECTORS THINK OF THE OFFER? (PAGE 18)

A. Neither we nor our board of directors makes any recommendation to you as to whether to tender or refrain from tendering your shares. You must decide whether to tender your shares and, if so, how many shares to tender.

    AIP, our majority shareholder and an affiliate of our chairman, chief executive officer and president, has advised us of its intention to tender all of the 18,181,818 shares that it owns in the

    Offer, on the condition that in no event will we accept for payment more than that number of AIP's shares that would cause its ownership interest in Hawaiian, following completion of the Offer, to be less than or equal to 50.0%. In addition, some of our directors and executive officers have advised us that they intend to tender in the Offer an aggregate of 68,755 shares that they own or that are allocable to their accounts in the 401(k) Savings Plans. See "Section 11. Interests of Directors and Officers and Principal Shareholder."

Q. WHAT IS THE RECENT MARKET PRICE OF MY SHARES? (PAGE 13)

A. On May 30, 2002, the last full trading day before the announcement of the Offer, the last reported sale price of the shares on the AMEX was $3.25. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

Q. HOW WILL I BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES? (PAGE 14)

A. Our purchase of shares from you pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Any such purchase will be treated, depending on your particular circumstances, either as a sale of the shares or as a distribution by us. If the purchase is treated as a sale of the shares, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis in the shares that you sold. This capital gain or loss will be long term capital gain or loss if you have held the shares for more than one year as of the date of our purchase pursuant to the Offer. If the purchase is treated as a distribution by us, the full amount of cash that you receive for your shares will be taxed to you as ordinary income, but only to the extent that we have current and accumulated earnings and profits. To the extent that payments made by us exceed our current and accumulated earnings and profits, you will receive your share of such excess tax-free to the extent of your tax basis in all of your shares and any remainder will be treated as capital gain. See "Section 8. Certain U.S. Federal Income Tax Consequences" for a more detailed discussion of the tax treatment of the Offer. WE URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER.

Q.  WHO DO I CONTACT IF I HAVE QUESTIONS ABOUT THE OFFER?

A. For additional information or assistance, you may contact the Information
    Agent:

                          MELLON INVESTOR SERVICES LLC
                                   44 Wall Street
                                     7th Floor
                                 New York, NY 10005
                           Call Toll Free: (800) 549-9249

To the Holders of Common Stock
of Hawaiian Airlines, Inc.:

                                  INTRODUCTION

    Hawaiian Airlines, Inc., a Hawaii corporation, invites its shareholders to tender shares of its common stock, $0.01 par value per share, for purchase by Hawaiian. We are offering to purchase up to 5,880,000 of our outstanding shares at $4.25 per share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. We reserve the right, in our sole discretion but subject to any applicable legal requirements, to purchase more than 5,880,000 shares pursuant to the Offer.

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER SPECIFIED CONDITIONS. SEE "SECTION 5. CERTAIN CONDITIONS TO THE OFFER."

    EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. BECAUSE OUR BOARD OF DIRECTORS BELIEVES THAT THE ATTRACTIVENESS OF THE OFFER FOR EACH INDIVIDUAL SHAREHOLDER WILL DEPEND UPON THAT HOLDER'S OWN INVESTMENT PROFILE AND OBJECTIVES AND OTHER CIRCUMSTANCES, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OR ALL OF HIS OR HER SHARES PURSUANT TO THE OFFER.

    In making your decision, you should consider our reasons for making this Offer, including the current market price of our common stock. See "Section 9. Purpose of the Offer; Certain Effects of the Offer" and "Section 6. Price Range of Shares." AIP, our majority shareholder and an affiliate of our chairman, chief executive officer and president, has advised us that it intends to tender all of the 18,181,818 shares that it owns in the Offer, on the condition that in no event will we accept for payment more than that number of AIP's shares that would cause its ownership interest in Hawaiian, following completion of the Offer, to be less than or equal to 50.0%. In addition, some of our directors and executive officers have advised us that they intend to tender in the Offer an aggregate of 68,755 shares that they own or that are allocable to their accounts in the 401(k) Savings Plans.

    As of May 30, 2002, there were 33,674,143 shares issued and outstanding. As of May 30, 2002, there were outstanding options to acquire 3,018,000 shares of our common stock, of which 2,223,000 were subject to currently exercisable options, and there were up to 652,436 shares of our common stock eligible to be issued to our pilots under our Pilots' 401(k) Plan in accordance with the Pilots' Stock Agreement. The 5,880,000 shares that we are offering to purchase in the Offer represent approximately 17.46% of the shares outstanding as of May 30, 2002 (excluding the shares subject to outstanding options and shares issuable to our pilots).

    If before the expiration date (as described in "Section 1. Terms of the Offer; Expiration Date") more than 5,880,000 shares, or such greater number of shares as we may decide to purchase, are validly tendered and not properly withdrawn, we will, upon the terms and subject to the conditions of the Offer, accept shares for purchase, on a PRO RATA basis, from all shares validly tendered and not properly withdrawn. Because AIP intends to tender all of the shares that it owns in the Offer, the number of shares that you tender likely will be subject to reduction through the proration procedures described in this Offer to Purchase, and this will likely be true even if we decide to increase the number of shares that we purchase pursuant to the Offer. All shares not purchased pursuant to the Offer, including shares not purchased because of proration, will be returned to the tendering shareholders at our expense.

    Tendering shareholders who have shares registered in their name and who tender directly to the Depositary are not obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares by us. Shareholders who hold their shares through a custodian should consult their custodian to determine whether any charges will apply if the custodian tenders the shares on their behalf. We will pay all reasonable charges and expenses incurred by Mellon Investor Services LLC, which has been appointed as the Depositary and the Information Agent for the Offer. See "Section 16. Fees and Expenses." Any tendering shareholder who fails to complete and sign the substitute Form W-9 that is included in the Letter of Transmittal may be subject to U.S. federal income tax backup withholding equal to 30% of the gross proceeds payable to such shareholder pursuant to the Offer. See "Section 8. Certain U.S. Federal Income Tax Consequences."

    Our shares are listed and traded on the AMEX and PCX under the symbol "HA." On May 30, 2002, the last full trading day prior the announcement of the Offer, the last reported sales price of the shares on the AMEX was $3.25 per share. See "Section 6. Price Range of Shares." WE URGE SHAREHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    WE URGE SHAREHOLDERS TO READ THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

                                   THE OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment, and will pay for, up to 5,880,000 shares validly tendered prior to the expiration date (as defined below) and not properly withdrawn as permitted by the terms described in "Section 3. Withdrawal Rights." The term "expiration date" means 12:00 midnight, New York City time, on June 27, 2002, unless and until we, in our sole discretion, have extended the period during which the Offer is open, in which event the term "expiration date" means the latest time and date at which the Offer, as extended, expires. If the Offer is over-subscribed, shares tendered before the expiration date will be subject to proration. The proration period will expire on the expiration date.

    We reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. See "Section 15. Extension of the Offer; Termination; Amendments." We cannot guarantee, however, that we will exercise our right to extend the Offer. The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See "Section 5. Certain Conditions to the Offer."

    All shares purchased pursuant to the Offer will be purchased at the offer price, net to the seller, in cash. If we:

    - increase or decrease the price to be paid for shares or add a dealer's soliciting fee;

    - increase the number of shares being sought and this increase exceeds 2% of the outstanding shares; or

    - decrease the number of shares being sought;

and the Offer is scheduled to expire prior to expiration of a period ending on the tenth business day from the date that notice of this increase or decrease is first published, sent or given in the manner specified in "Section 15. Extension of the Offer; Termination; Amendments," then the Offer will be extended until the expiration of such ten business day period. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    All shares not purchased pursuant to the Offer, including shares not purchased because of proration, will be returned to the tendering shareholders at our expense as promptly as practicable (which, in the event of proration, is expected to be approximately ten business days) following the expiration date.

    If the number of shares validly tendered and not properly withdrawn before the expiration date is less than or equal to 5,880,000 shares (or such greater number of shares as we may elect to purchase pursuant to the Offer), we will purchase, upon the terms and subject to the conditions of the Offer, at the offer price all shares so tendered and not properly withdrawn.

    If the number of shares validly tendered and not properly withdrawn before the expiration date is greater than 5,880,000 shares (or such greater number of shares as we may elect to purchase pursuant to the Offer), we will accept for purchase, upon the terms and subject to the conditions of the Offer, all shares validly tendered and not properly withdrawn before the expiration date, on a PRO RATA basis with appropriate adjustments to avoid purchases of fractional shares, as described below. Holders of fewer than 100 shares will be prorated together with all other tendering shareholders.

    Consequently, all of the shares that a shareholder tenders in the Offer may not be purchased. AIP has advised us of its intention to tender all of the shares that it owns in the Offer, on the condition that in no event will we accept for payment that number of AIP's shares that would cause its ownership interest in Hawaiian, following completion of the Offer, to be less than or equal to 50.0%. Because AIP currently owns 18,181,818 shares (which is more than the number of shares sought in this Offer), the number of shares which you tender likely will be subject to reduction through the proration procedures described in this Offer to Purchase, and this will likely be true even if we decide to increase the number of shares that we purchase pursuant to the Offer.

    PRORATION. If proration of tendered shares is required (which is very likely given that AIP has informed us that it intends to tender all of its 18,181,818 shares), we will determine the proration factor as promptly as practicable following the expiration date. Proration for each shareholder tendering shares will be based on the ratio of the number of shares tendered by the shareholder to the total number of shares tendered by all shareholders. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately five business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. Shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

    MAILING. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares whose names appear on our shareholder list and will be furnished, for subsequent transmittal to beneficial owners of shares, to custodians whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  PROCEDURES FOR TENDERING SHARES.

    Except as described below, in order for shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile of one), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses printed on the back cover of this Offer to Purchase and either:

    - the certificates evidencing tendered shares must be received by the Depositary at its address or these shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case on or prior to the expiration date; or

    - the tendering shareholder must comply with the guaranteed delivery procedures described below.

The term "Agent's Message" means a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that The Depositary Trust Company ("DTC") has received an express acknowledgment from the participant in DTC tendering the shares that are the subject of this Book-Entry Confirmation, that this participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce this agreement against this participant.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make a book-entry delivery of shares by causing DTC to transfer these shares into the Depositary's account in accordance with DTC's procedures for the transfer. However, although delivery of shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a facsimile of one), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal and any other required documents, must, in any case, be received by the Depositary at one of its addresses printed on the back cover of this Offer to Purchase prior to the expiration date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agents Medallion Program (each, an "Eligible Institution"), except in cases where shares are tendered:

    - by a registered holder of shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal; or

    - for the account of an Eligible Institution.

    If a certificate is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile of one), or if payment is to be made, or a certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on this certificate or stock powers guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these individuals should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender shares pursuant to the Offer and the certificates evidencing his or her shares are not immediately available or he or she cannot deliver the certificates and all other required documents to the Depositary prior to the expiration date, or he or she cannot complete the procedure for delivery by book-entry transfer on a timely basis, his or her shares may nevertheless be tendered, provided that all the following conditions are satisfied:

    - the tender is made by or through an Eligible Institution;

    - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received prior to the expiration date by the Depositary as provided below; and

    - the certificates (or a Book-Entry Confirmation) evidencing all tendered shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile of one), properly completed and duly executed, with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three AMEX trading days after the date of execution of the Notice of Guaranteed Delivery.

A "trading day" is any day on which the AMEX and banks in New York City are open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form prescribed in the form of Notice of Guaranteed Delivery that we have made available.

    In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the certificates evidencing these shares, or a Book-Entry Confirmation of the delivery of these shares, and the Letter of Transmittal (or a facsimile of one), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

    THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OWN OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH

RETURN RECEIPT REQUESTED, OR AN OVERNIGHT COURIER, IN EITHER CASE, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW FOR SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

    DETERMINATION OF VALIDITY. We will determine, in our sole discretion, questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders that we determine are not in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any particular shares or any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders, and our interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Hawaiian, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as described above, a tendering shareholder irrevocably appoints our designees as his or her proxies, each with full power of substitution, in the manner described in the Letter of Transmittal, to the full extent of his or her rights with respect to the shares tendered by him or her and accepted for payment by us (and with respect to any and all other shares or other securities issued or issuable in respect of such shares on or after the date of this Offer to Purchase). All these proxies will be considered coupled with an interest in the tendered shares. This appointment will be effective when, and only to the extent that, we accept these shares for payment. Upon acceptance for payment, all prior proxies given by the shareholder with respect to these shares (and such other shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by the shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Our designees will, with respect to the shares for which the appointment is effective, be empowered to exercise all voting and other rights of the shareholder as they in their sole discretion may deem proper at any annual or special meeting of our shareholders or any adjournment or postponement of the meeting, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for shares to be deemed validly tendered, immediately upon our payment for such shares, we must be able to exercise full voting rights with respect to these shares.

    Our acceptance for payment of shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

    TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENTS MADE TO CERTAIN SHAREHOLDERS OF THE OFFER PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, THESE SHAREHOLDERS MUST PROVIDE THE DEPOSITARY WITH HIS OR HER CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT HE OR SHE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 30% OF ANY PAYMENTS MADE TO THE SHAREHOLDER. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL. NON-U.S. HOLDERS MUST SUBMIT A COMPLETED FORM W-8 TO AVOID BACKUP WITHHOLDING. SEE INSTRUCTIONS 10 AND 11 OF THE LETTER OF TRANSMITTAL. THESE FORMS MAY BE OBTAINED FROM THE DEPOSITARY.

    401(K) SAVINGS PLANS. The Hawaiian Airlines, Inc. 401(k) Savings Plan, the Hawaiian Airlines, Inc. 401(k) Plan for Flight Attendants and the Hawaiian Airlines, Inc. Pilots' 401(k) Plan (collectively, the "401(k) Savings Plans") contain specific rules and procedures regarding tender offers. Participants in the 401(k) Savings Plans will receive additional information and instructions from the trustee regarding how shares allocable to their accounts in the 401(k) Savings Plans may participate in the Offer. Partcipants in the 401(k) Savings Plans may not use the Letter of Transmittal to direct the trustee to tender shares allocable to their accounts. PARTICIPANTS IN THE 401(K) SAVINGS PLANS ARE URGED TO READ CAREFULLY THE SEPARATE MATERIALS SENT TO THEM. NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER SHARES IN THE 401(K) SAVINGS PLANS SHOULD BE TENDERED IN THE OFFER.

3.  WITHDRAWAL RIGHTS.

    Tenders of shares made pursuant to the Offer are irrevocable, except that tendered shares may be withdrawn at any time prior to the expiration date and, unless we have accepted these tendered shares for payment pursuant to the Offer, may also be withdrawn at any time after 12:00 midnight, New York City time, on July 26, 2002. If we extend the Offer, are delayed in our acceptance for payment of shares or are unable to accept shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered shares, and these tendered shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 3.

    For a withdrawal to be effective and proper, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses printed on the back cover page of this Offer to Purchase. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from that of the person who tendered these shares. If certificates evidencing shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of these certificates, the serial numbers shown on these certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless these shares to be withdrawn have been tendered for the account of an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "Section 2. Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares or must otherwise comply with DTC's procedures.

    Withdrawals of tenders of shares may not be rescinded, and shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. However, withdrawn shares may be retendered by again following the procedures described in "Section 2. Procedures for Tendering Shares," at any time prior to the expiration date.

    We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal whose determination will be final and binding. None of Hawaiian, the Depositary, the Information Agent or any other person will be under a duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, and will pay for, up to 5,880,000 shares validly tendered prior to the expiration date and not properly withdrawn, as soon as practicable after the expiration date. Subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for payment of, or payment for, shares in order to comply in whole or in part with any other applicable law.

    In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

    - the certificates evidencing these shares or timely confirmation (which we refer to as a "Book-Entry Confirmation") of a book-entry transfer of such shares into the Depositary's account at DTC pursuant to the procedures set forth in "Section 2. Procedures for Tendering Shares;"

    - the Letter of Transmittal (or a facsimile of one), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as described in "Section 2. Procedures for Tendering Shares") in lieu of the Letter of Transmittal; and

    - any other documents required by the Letter of Transmittal.

    For purposes of the Offer, we will be deemed to have accepted for payment, and thus purchased, shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary, as agent for the tendering shareholders, of our acceptance for payment of these shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for shares accepted for payment pursuant to the Offer will be made by deposit of the offer price for these shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from us and transmitting these payments to tendering shareholders whose shares have been accepted for payment. Under no circumstances will interest on the offer price for shares be paid, regardless of any delay in making such payment.

    Payment for shares may be delayed in the event of difficulty in determining the number of shares properly tendered or if proration is required. See
"Section 1. Terms of the Offer; Expiration Date." In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See "Section 5. Certain Conditions to the Offer."

    We will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any shares to us or our order pursuant to the Offer. If, however, payment of the purchase price is to be made to, or a portion of the shares delivered (whether in certificated form or by book-entry) but not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered shares are registered in the name of any person other than the person signing the Letter of Transmittal (unless this person is signing in a representative or fiduciary capacity), the amount of any stock transfer taxes (whether imposed on the registered holder, this other person or otherwise) payable on account of the transfer to this person will be deducted from the purchase price unless satisfactory evidence of the payment of these taxes, or exemption from these taxes is submitted. See Instruction 6 to the Letter of Transmittal.

    If any tendered shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if certificates are submitted evidencing more shares than are tendered, certificates evidencing unpurchased shares will be returned, without expense to the tendering shareholder (or, in the case of shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in "Section 2. Procedures for Tendering Shares," these shares will be credited to an account maintained at
DTC), as promptly as practicable following the expiration or termination of the Offer.

5.  CERTAIN CONDITIONS TO THE OFFER.

    Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our right to extend, amend or terminate the Offer as set forth in "Section 15. Extension of the Offer; Termination; Amendments," we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase and the payment for shares tendered, subject to Rule 13e-4(f) promulgated under the Securities Exchange Act, if, at any time on or after May 31, 2002 and before the expiration of the Offer, any of the following events has occurred (or have been determined by us to have occurred) that, in our sole judgment in any case and regardless of the circumstances giving rise to the specified event, including any action or omission to act by us, makes it inadvisable to proceed with the Offer or the acceptance for payment:

    - any suit, action or proceeding before any court, agency, authority or other tribunal by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign is threatened or pending:

       - challenging our acquisition of any shares, seeking to restrain or prohibit our making or consummating by the Offer or otherwise relating to the Offer; or

       - which otherwise is reasonably likely to have a material adverse effect on us;

    - any statute, rule, regulation, legislation, judgment, order or injunction is threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval is withheld with respect to, us or otherwise relates in any manner to the Offer, in each case, by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in the first bullet above;

    - any of the following events has occurred:

       - any general suspension of trading in, or limitation on prices for, securities on the AMEX or the PCX for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange or market not related to market conditions);

       - any suspension of, or material limitation on, the markets for U.S. currency exchange rates;

       - a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

       - any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, on, or other event that would reasonably be expected to materially adversely affect, the extension of credit by U.S. banks or other U.S. lending institutions;

       - a commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States that would reasonably be expected to have a material adverse effect on the financial markets in the United States;

       - any significant decrease in the market price of the shares;

       - any decline in either the Dow Jones Industrial Average, the AMEX Composite Index or the S&P 500 Composite Index by an amount in excess of 15% measured from the close of business on May 31, 2002; or

       - in the case of any of the foregoing existing on the date of this Offer to Purchase, a material acceleration or worsening thereof;

    - any tender or exchange offer with respect to the shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us, has been proposed, announced or made by any person or entity;

    - any change has occurred or be threatened in, or any adverse development has arisen concerning, our business, condition (financial or otherwise), income, operations or prospects, in any case (individually or in the aggregate) which, in our reasonable judgment, is or may be materially adverse to us or affects the anticipated benefits to us of acquiring shares pursuant to the Offer;

    - (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Securities Exchange Act) has acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares (other than a person, entity or group which had publicly disclosed such ownership in a Schedule 13D or 13G (or an amendment thereto) on file with the SEC prior to May 31, 2002); (ii) any new group has been formed that beneficially owns more than 5% of the outstanding shares; or (iii) any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

    - there is a reasonable likelihood that the purchase of shares pursuant to the Offer will cause either (i) the shares to be held of record by fewer than 400 persons or (ii) the shares not continuing to be eligible to be listed on the AMEX or the PCX.

    The foregoing conditions are for our sole benefit and we may assert or waive any of these conditions in whole or in part at any time and from time to time in our exclusive judgment. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any of these rights, the waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each of these rights will be deemed an ongoing right that may be asserted at any time and from time to time.

6.  PRICE RANGE OF SHARES.

    Our shares are listed for trading on the AMEX and PCX under the symbol "HA." The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share as reported on the AMEX.

                                                                HIGH       LOW
                                                              --------   --------
2000
  First Quarter.............................................  $2.5000    $1.7500
  Second Quarter............................................  $2.8750    $2.0625
  Third Quarter.............................................  $2.7500    $2.2500
  Fourth Quarter............................................  $2.5000    $1.9500
2001
  First Quarter.............................................  $3.2500    $1.8125
  Second Quarter............................................  $3.3000    $2.3000
  Third Quarter.............................................  $3.5000    $1.7000
  Fourth Quarter............................................  $4.0500    $2.0000
2002
  First Quarter.............................................  $4.4500    $2.9900
  Second Quarter (through May 30, 2002).....................  $3.6200    $2.8000

    On December 18, 2001, the last trading day before the public announcement of the proposed merger with Aloha Airgroup, Inc. and TurnWorks, Inc., the closing price per share of our common stock was $2.50. On March 15, 2002, the last trading day before the public announcement that we would not extend the April 18, 2002 outside date for completing the proposed merger, the closing price per share of our common stock was $4.15. On March 18, 2002, the first trading day after the public announcement that we would not extend the April 18, 2002 outside date for completing the proposed merger, the closing price per share of our common stock was $2.99. On May 30, 2002, the last full trading day before the announcement of the Offer, the last reported sales price of the shares was $3.25. WE URGE SHAREHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7.  SOURCE AND AMOUNT OF FUNDS.

    Assuming we purchase all shares pursuant to this Offer at the offer price of $4.25 per share, we expect the maximum aggregate cost, including all fees and expenses applicable to the Offer, will be approximately $25.34 million. We will fund the Offer through our existing unrestricted cash and cash equivalents, which was approximately $80 million as of May 30, 2002.

8.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

    The following is a general summary of the material U.S. federal income tax consequences to U.S. holders (as defined below) of the sale of shares pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended, applicable Department of Treasury regulations, rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described herein and could be made on a retroactive basis.

    This summary addresses only shares held as capital assets within the meaning of section 1221 of the Internal Revenue Code. This summary does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances. In addition, some shareholders, such as persons who acquired their shares through the exercise of options or warrants, insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers or traders in securities or commodities, persons who hold shares as a position in a "straddle" or as part of a "hedge," "conversion transaction" or other integrated investment, persons who received shares as compensation or persons whose functional currency is other than the U.S. dollar, may be subject to different rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a shareholder's decision to tender shares pursuant to the Offer. For purposes of this summary a "U.S. holder" is a holder of shares who, for U.S. federal income tax purposes is:

    - a citizen or resident of the United States;

    - a corporation, partnership, or other entity created or organized in the U.S. or under the law of the United States or any State thereof;

    - an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

    - a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

    EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    TAX CONSEQUENCES OF THE OFFER--DISTRIBUTION VS. SALE TREATMENT. Our purchase of shares from a U.S. holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Any such purchase will be treated by the U.S. holder either as a sale of the shares or as a distribution by us. The purchase will be treated as a sale if the U.S. holder meets any of the three tests discussed below. It will be treated as a distribution if the U.S. holder satisfies none of the three tests discussed below.

    We cannot predict whether there will be sale or distribution treatment. Given AIP's intention to tender all of its shares, the Offer is virtually certain to be oversubscribed. Therefore, the proration of tenders pursuant to the Offer will cause us to accept from each shareholder fewer shares than are tendered by the shareholder. Consequently, we can give no assurance that a sufficient number of any individual shareholder's shares will be purchased pursuant to the Offer to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed below.

    If the purchase of shares from a particular U.S. holder is treated as a sale, the shareholder will recognize capital gain or loss on the exchange in an amount equal to the difference between the amount of cash received by the shareholder and the shareholder's tax basis in the shares sold. This capital gain or loss will be long-term capital gain or loss if the U.S. holder held the shares for more than one year as of the date of our purchase pursuant to the Offer. Certain limitations apply to the deductibility of capital losses by U.S. holders. A U.S. holder must calculate gain or loss separately for each block of shares that he or she owns. A U.S. holder may be able to designate which blocks and the order of such blocks of shares to be tendered pursuant to the Offer.

    If the purchase of shares from a particular U.S. holder is treated as a distribution by us, the full amount of cash received by the shareholder for the shares (without being offset by its tax basis in the purchased shares) will be treated as a dividend and taxed to the shareholder as ordinary income, but only to the extent that we have current and accumulated earnings and profits. We believe that we did not have accumulated earnings and profits as of December 31, 2001. We currently expect that we will have current earnings and profits for 2002, but that the amount of such current earnings and profits will be substantially less than the aggregate amount that we will be paying for tendered shares. We can give no assurance, however, that this is the case. To the extent that payments made by us exceed our current and accumulated earnings and profits, a tendering U.S. holder will receive its share of such excess tax-free to the extent of the shareholder's tax basis in all of its shares, the shareholder's tax basis in all of its shares will be reduced (but not below zero) by its share of such excess, and any remainder will be treated as capital gain. To the extent that a tendering U.S. holder's tax basis in all of its shares exceeds the amount of cash received by the shareholder, such excess will become the shareholder's tax basis in any shares retained by the shareholder.

    DETERMINATION OF SALE OR DISTRIBUTION TREATMENT. Our purchase of shares pursuant to the Offer will be treated as a sale of the shares by a U.S. holder if:

    - as a result of the purchase, there is a "complete redemption" of the shareholder's equity interest in Hawaiian;

    - as a result of the purchase, there is a "substantially disproportionate" reduction in the shareholder's equity interest in Hawaiian; or

    - the receipt of cash by the shareholder is "not essentially equivalent to a dividend."

    If none of these tests is met with respect to a particular U.S. holder, then our purchase of shares pursuant to the Offer will be treated as a distribution.

    In applying the foregoing tests, the constructive ownership rules of section 318 of the Internal Revenue Code apply. Thus, a U.S. holder is treated as owning not only shares actually owned by such shareholder but also shares actually (and in some cases constructively) owned by certain related entities and individuals. Pursuant to the constructive ownership rules, a shareholder will be considered to own shares owned, directly or indirectly, by certain members of the shareholder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the shareholder has an equity interest, as well as shares which the shareholder has an option to purchase.

    In addition, if a U.S. holder sells shares to persons other than us at or about the time the shareholder also sells shares pursuant to the Offer, and the various sales effected by the shareholder are part of an overall plan to reduce or terminate such shareholder's proportionate interest in Hawaiian, then the sales to persons other than us may, for federal income tax purposes, be integrated with the shareholder's exchange of shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the shareholder satisfies any of the foregoing tests.

    COMPLETE REDEMPTION. A sale of shares pursuant to the Offer will result in a "complete redemption" of a U.S. holder's equity interest in Hawaiian, if, immediately after the sale, the shareholder owns, actually and constructively, no shares. In applying the "complete redemption" test, certain U.S. holders may be able to waive the application of constructive ownership through the family attribution rules, provided that these shareholders comply with the provisions of section 302(c) of the Internal Revenue Code and applicable Department of Treasury regulations. If a U.S. holder desires to file such a waiver, the shareholder should consult his or her own tax advisor.

    SUBSTANTIALLY DISPROPORTIONATE. A sale of shares pursuant to the Offer, in general, will be "substantially disproportionate" as to a U.S. holder if, immediately after the sale, the percentage of the outstanding voting shares of Hawaiian that the shareholder then actually and constructively owns is less than 80% of the percentage of the outstanding voting shares of Hawaiian that the shareholder actually and constructively owned immediately before its sale of shares. In addition, the shareholder's actual and constructive ownership of our common stock, including both voting and nonvoting stock, must also meet the 80% requirement of the preceding sentence (on an aggregate basis and by reference to fair market value).

    NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND. A sale of shares pursuant to the Offer will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the selling U.S. holder's proportionate interest in Hawaiian. The IRS has indicated in published rulings that any reduction in the percentage stock ownership of a shareholder whose relative stock ownership in a publicly held corporation is minimal (an interest of 1% or less should satisfy this requirement) and who exercises no control over corporate affairs should constitute a "meaningful reduction." A U.S. holder who intends to qualify for sale treatment by demonstrating that the proceeds received from us are "not essentially equivalent to a dividend" is strongly urged to consult his or her tax advisor because this test will be met only if the reduction in his or her proportionate interest in Hawaiian is "meaningful" given his or her particular facts and circumstances in the context of the Offer.

    CONSEQUENCES TO SHAREHOLDERS WHO DO NOT SELL SHARES PURSUANT TO THE
OFFER. Shareholders who do not sell shares pursuant to the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.

    TAX CONSIDERATIONS FOR HOLDERS OF OPTIONS. A U.S. holder of a stock option who exercises the option in order to tender the shares that the option holder receives pursuant to the exercise (such shares being hereinafter referred to as "option shares") will be treated as receiving compensation income equal to the excess of the fair market value of each option share on the date of exercise over the exercise price per option share of the relevant option. This income will be taxed to the option holder at ordinary income rates and will be subject to withholding for income and employment taxes. The option holder's tax basis in the option shares is the fair market value of these option shares on the date of exercise. In addition to recognizing the compensation income described above, an option holder who sells option shares pursuant to the Offer will be treated, under the rules described above in this "Section 8. Certain U.S. Federal Income Tax Consequences," as either selling the option shares or receiving a distribution from us. IF AN OPTION HOLDER INTENDS TO EXERCISE A STOCK OPTION IN CONNECTION WITH THE OFFER, THE OPTION HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. Payments in connection with the Offer may be subject to "backup withholding" at a 30% rate. Under the U.S. federal income tax backup withholding rules, a shareholder may be subject to backup withholding at the rate of 30% with respect to a payment of cash pursuant to the Offer unless the shareholder:

    - is a corporation or comes within certain other exempt categories (including financial institutions, tax-exempt organizations and non-U.S. shareholders) and, when required, demonstrates this fact; or

    - provides a correct TIN and certifies, under penalties of perjury, that he or she is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

    A U.S. holder that does not provide the Depositary with a correct TIN may also be subject to penalties imposed by the IRS.

    To prevent backup withholding and possible penalties, each shareholder should complete and sign the substitute IRS Form W-9 included in the Letter of Transmittal. In order to qualify for an exemption from backup withholding, a non-U.S. holder must submit a properly executed IRS Form W-8 to the Depositary. Any amount paid as backup withholding may be credited against the shareholder's U.S. federal income tax liability.

    ALL SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING SHARES FOR CASH PURSUANT TO THE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

9.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

    In March 2000, our board of directors approved a stock repurchase program authorizing the purchase of up to 5 million shares of our common stock from time to time. In August 2000, the board of directors increased the authorization to 10 million shares. In total, we purchased 7,384,170 shares during this stock repurchase program. We halted share purchases under this program when we began negotiating the proposed merger with Aloha and TurnWorks. Under the terms of the merger agreement that we entered into with Aloha and TurnWorks on December 19, 2001, we were prohibited from making further share purchases without their consent.

    Soon after we announced on March 16, 2002 that we had determined not to extend the April 18, 2002 outside date agreed to by the parties in the merger agreement, we also announced that in March 2002, our board of directors approved a stock repurchase program of up to 5 million shares of our common stock from time to time in the open market or privately negotiated transactions, to be available in the event that the merger agreement was formally terminated. On April 18, 2002, we exercised our right to terminate the merger agreement. Subsequently on April 19th, we began purchasing shares under the March 2002 stock repurchase program. Under this program, we purchased approximately 990,700 shares in open market transactions through May 7, 2002. The following table sets forth our purchase transactions under the March 2002 repurchase program, identifying the amount of shares purchased and the price paid per share on each date on which we purchased shares.

DATE OF PURCHASE        SHARES PURCHASED   PRICE PER SHARE
----------------        ----------------   ---------------
      04/19/02              104,000            2.8994
      04/22/02              108,500            3.0384
      04/23/02               28,700            3.0188
      04/24/02               10,800            3.0804
      04/25/02              261,300            3.1471
      04/26/02              101,300            3.2400
      04/29/02               79,500            3.0792
      04/30/02               17,400            3.2034
      05/01/02               33,100            3.2079
      05/02/02              217,400            3.2500
      05/06/02                9,000            3.0411
      05/07/02               19,700            3.0564

    We currently intend to purchase at least 5,880,000 shares of our common stock in this Offer, representing approximately 17.46% of our outstanding common stock as of May 30, 2002. As of May 30, 2002, our unrestricted cash and cash equivalents was approximately $80 million, which we believe is more than enough to fund the purchase of all shares in the Offer and still provide sufficient working capital for our operations for the foreseeable future.

    Our board of directors believes that Hawaiian's financial condition and outlook and current market conditions, including recent trading prices of our common stock, make this an attractive time to purchase a portion of our outstanding shares. In the view of our board of directors, the Offer is a prudent use of Hawaiian's financial resources.

    This Offer allows shareholders an opportunity to:

    - realize in cash subject to proration at least a portion of their investment in Hawaiian by providing liquidity in an otherwise thinly traded public market for our common stock;

    - sell a portion of their shares while retaining a continuing equity interest in Hawaiian; and

    - sell shares for cash without the usual transaction costs associated with open market sales.

    Our purchase of shares pursuant to the Offer will reduce the number of shares of our common stock that might otherwise trade publicly. Average daily trading volume over the past six months in our common stock (including our purchases under our March 2002 repurchase program) has been approximately 84,000 shares. It is possible that, depending on the number of shares purchased from shareholders other than AIP, market activity in our common stock after the Offer will be even less than it has been in recent times.

    Based on the published guidelines of the AMEX and the PCX, we believe that our purchase of shares pursuant to the Offer will not cause the remaining shares to cease to be listed on the AMEX or the PCX.

    The shares are registered under the Securities Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and to the SEC. We believe that our purchase of shares pursuant to the Offer will not result in the shares ceasing to be subject to the periodic reporting requirements of the Securities Exchange Act.

    The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. Following the repurchase of shares pursuant to the Offer, the remaining shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

    Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative ownership interest in Hawaiian, and thus in our future earnings, losses and assets, subject to our right to issue additional shares and other equity securities in the future. Shareholders may be able to sell non-tendered shares in the future at a net price higher than the purchase price in the Offer. We can give no assurance, however, as to the price or prices at which a shareholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in the Offer.

    OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES, AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT WITH THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISION WHETHER TO TENDER AND, IF SO, HOW MANY SHARES TO TENDER.

10. CERTAIN INFORMATION CONCERNING HAWAIIAN.

    Our common stock trades on the AMEX and the PCX under the symbol "HA." Our principal offices are located at 3375 Koapaka Street, Suite G-350, Honolulu, Hawaii 96819 and our telephone number is (808) 835-3700 and our facsimile number is (808) 835-3690.

    WHERE YOU CAN FIND MORE INFORMATION. We have filed a Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer. In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of the information on file with the SEC at the SEC's Public Reference Room, located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services, some of our SEC filings are available on the SEC's web site located at http://www.sec.gov/ and some of our filings are available on our web site at http://www.HawaiianAir.com/.

    Our common stock is listed on the AMEX and the PCX. Reports and other information concerning Hawaiian may be inspected at the offices of the AMEX, 86 Trinity Place, 8th Floor, New York, New York 10006.

    DOCUMENTS INCORPORATED BY REFERENCE. The SEC allows us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Offer to Purchase, except for any information superseded by information in this Offer to Purchase or in any document subsequently filed with the SEC which is also incorporated by reference. This Offer to Purchase incorporates by reference the documents set forth below, including the exhibits that these documents specifically incorporate by reference, that we have previously filed with the SEC. These documents contain important information about us and our financial performance.

    - Annual Report on Form 10-K for the year ended December 31, 2001 (as filed on April 1, 2002);

    - Annual Report on Form 10-K/A for the year ended December 31, 2001 (as filed on April 30, 2002);

    - Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 (as filed on May 15, 2002);

    - Current Reports on Form 8-K filed on April 1, 2002, May 3, 2002 and May 20 2002; and

    - All reports and definitive proxy or information statements that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Offer to Purchase and before the expiration date.

    You can obtain any of these documents from us or from the SEC's public reference facility or web site at the addresses described above. These documents are available from us without charge, excluding any exhibits to those documents. You can obtain any of these documents by requesting them in writing or by telephone from us at 3375 Koapaka Street, Suite G-350, Honolulu, Hawaii 96819, telephone: (808) 835-3700. Please be sure to include your complete name and address in your request. If you request any documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

11. INTERESTS OF DIRECTORS AND OFFICERS AND PRINCIPAL SHAREHOLDER.

    As of May 30, 2002, there were 33,674,143 shares issued and outstanding. As of May 30, 2002, there were outstanding options to acquire 3,018,000 shares of our common stock, of which 2,223,000 were subject to currently exercisable options, and there were up to 652,436 shares of our common stock eligible to be issued to our pilots under our Pilots' 401(k) Plan in accordance with the Pilots' Stock Agreement. The 5,880,000 shares that we are offering to purchase in the Offer represent approximately 17.46% of the shares outstanding as of May 30, 2002 (excluding the shares subject to outstanding options and shares issuable to our pilots). The following table provides information as of May 30, 2002 about the beneficial ownership of common stock by each of our directors and executive officers. To the best of our knowledge, each such person has sole voting and investment power over the shares shown in this table, except as otherwise indicated.

                                       NUMBER OF SHARES OF
        NAME AND ADDRESS OF               COMMON STOCK                PERCENT AND CLASS OF
        BENEFICIAL OWNER(1)           BENEFICIALLY OWNED(2)            STOCK OWNED COMMON
------------------------------------  ---------------------   ------------------------------------
Airline Investors Partnership,              18,181,818(3)     53.99% of common stock
  L.P...............................
  AIP General Partner, Inc.
  885 Third Avenue, 34th Floor
  New York, NY 10022

John W. Adams.......................        18,462,643(3)     54.42% of common stock

Todd G. Cole........................            30,000(4)     Common stock*

Robert G. Coo.......................            30,765(4)     Common stock*

Joseph P. Hoar......................            24,000(4)     Common stock*

Reno F. Morella.....................             8,887(5)(6)  Common stock*

Samson Poomaihealani................            24,000(4)     Common stock*

Edward Z. Safady....................            42,000(4)     Common stock*

Sharon L. Soper.....................             1,165(6)     Common stock*

Thomas J. Trzanowski................            25,000(4)(7)  Common stock*

William M. Weisfield................             1,000        Common stock*

Christine R. Deister................            50,000(8)     Common stock*

John B. Happ........................           175,000(9)     Common stock*

All directors, nominees and                 19,202,850        54.54% of common stock
  executive officers as a group
  including those named above (21
  persons)..........................

------------------------

*   Less than 1%

(1) The address of each of the directors and executive officers listed above is c/o Hawaiian Airlines, Inc., 3375 Koapaka Street, Suite G350, Honolulu, Hawaii 96819.

(2) Each executive officer and director has sole voting and investment power with respect to the shares listed after his or her name except for shares issued to the 401(k) Savings Plans or as otherwise indicated in the footnotes that follow. Shares of our common stock allocated to participants' accounts in the 401(k) Savings Plans are voted on matters presented at shareholders meetings by the Vanguard Group, Inc. as trustee for each of the respective 401(k) Savings Plans, pursuant to the terms of the 401(k) Savings Plans.

(3) According to an amendment to their Schedule 13D filing with the SEC on May 7, 2002, Airline Investors Partnership, L.P., AIP General Partner, Inc. and John W. Adams exercise sole voting and dispositive power over 18,181,818 shares of our common stock and all four shares of our Series B special preferred stock. Mr. Adams exercises sole voting and dispositive power over an additional 280,825 shares of our common stock, which includes options to purchase 250,000 shares of our common stock. Mr. Adams is the sole shareholder of AIP General Partner, Inc. and AIP General Partner, Inc. is the general partner of AIP.

(4) Includes options to purchase 24,000 shares of our common stock, all of which have vested.

(5) Includes 6,411 shares issued to Mr. Morella's account in the Pilots' 401(k) Plan.

(6) Includes an investment in the 401(k) Savings Plans using a unit value accounting method, similar to a mutual fund. To determine the equivalent number of whole shares represented by the fund units, the market value of the shareholder's balance in the 401(k) Savings Plans was divided by the share price of our common stock.

(7) Includes 1,000 shares of our common stock beneficially owned by Mr. Trzanowski's wife. Mr. Trzanowski disclaims beneficial ownership of the shares owned by his wife.

(8) Consists of options to purchase 50,000 shares of our common stock which have vested or will vest within 60 days of the record date but not options to purchase an additional 150,000 shares that will not vest within 60 days after the record date.

(9) Consists of options to purchase 175,000 shares of our common stock which have vested or will vest within 60 days of the record date but not options to purchase an additional 75,000 shares that will not vest within 60 days after the record date.

    Our directors and executive officers may participate in the Offer on the same basis as our other shareholders. As of May 30, 2002, the following directors and officers have advised us that they do not intend to participate in the Offer. Todd G. Cole, a member of our board of directors, who owns 6,000 shares of our common stock, has advised us that he does not intend to tender any of these shares in the Offer. H. Norman Davies, Jr., our executive vice president-operations, who owns 2,000 shares of our common stock, has advised us that he does not intend to tender any of these shares in the Offer. Rolland F. Lawrence, Blaine J. Miyasato and Glenn G. Taniguchi, each of whom is an executive officer, who have 5,484,723 and 1,115 shares allocable to their accounts in the 401(k) Savings Plans, respectively, have advised us that they do not intend to inform or direct the trustee to tender in the Offer any of these shares allocable to their accounts in the 401(k) Savings Plans.

    As of May 30, 2002, the following directors and officers have advised us that they intend to participate in the Offer. John W. Adams, our chairman, chief executive officer and president, who individually owns 30,825 shares of our common stock, has advised us that she intends to tender all of these shares in the Offer. Reno F. Morella, a member of our board of directors, who owns 2,476 shares of our common stock and has 8,646 shares allocable to his account in the Pilots' 401(k) Plan, has advised us that she intends to tender all of the shares that he owns in the Offer and to inform the trustee, pursuant to the terms of the Pilots' 401(k) Plan, that he would tender in the Offer 2,524 of the shares allocable to his account in the Pilots' 401(k) Plan. Sharon L. Soper, a member of our board of directors, who has 1,165 shares allocable to her account in the Hawaiian Airlines, Inc. 401(k) Plan for Flight Attendants (the "Flight Attendants' 401(k) Plan"), has advised us that she intends to direct the trustee, pursuant to the terms of the Flight Attendants' 401(k) Plan, to tender in the Offer all of the 1,165 shares allocable to her account in the Flight Attendants' 401(k) Plan. Robert G. Coo and Edward Z. Safady, members of our board of directors, who own 6,765 and 18,000 shares of our common stock, respectively, have advised us that they intend to tender all of their respective shares in the Offer. Lyn F. Anzai, our vice president, corporate secretary and general counsel, who owns 7,000 shares of our common stock, has advised us that she intends to tender all of these shares in the Offer. In total, our directors and officers collectively intend to tender in the Offer 68,755 shares of our common stock that they own or that are allocable to their accounts in the 401(k) Savings Plans.

    As of May 30, 2002, the remaining directors and executive officers have yet to determine whether they will participate in the Offer.

    AIP, our majority shareholder, which beneficially owns 18,181,818 shares, intends to tender all of the shares that it owns in the Offer, on the condition that in no event will we accept for payment more than that number of AIP's shares that would cause its ownership interest in Hawaiian, following completion of the Offer, to be less than or equal to 50.0%. John W. Adams, the chairman of our board of directors and our chief executive officer and president, is an affiliate of AIP.

    Except as disclosed in this Offer to Purchase (including the transactions under our March 2002 repurchase program described in "Section 9. Purpose of the Offer; Certain Effects of the Offer"), based upon our records and upon information provided to us by our directors and executive officers, neither we nor, to the best of our knowledge, any of our directors or officers, nor any of their associates of any of the foregoing, has effected any transactions in the shares during the 60 days prior to the date of the Offer.

12. TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

    REGISTRATION RIGHTS AGREEMENT

    We entered into a registration rights agreement, dated as of January 31, 1996, with AIP, which provides AIP the right to require us to register with the SEC, upon specified terms and conditions the offer for resale of all or any portion of the shares of common stock held by AIP, which are referred to as "registrable securities." A registration on request may be made by means of a continuous offering pursuant to Rule 415 under the Securities Act or by means of an underwritten offering.

    If, prior to February 1, 2006, we seek to register any of our shares of common stock on any form other than Forms S-4 or S-8 (or successor forms), whether or not for sale or our own account, AIP has the right to request that we include any or all of their registrable securities in the registration. We must provide each holder written notice prior to filing a registration statement. The notice must advise AIP of its right to have any or all of their registrable securities included in the registration.

    We will pay all expenses incident to any registrations effected under the registration rights agreement.

    We will agree to indemnify the selling holders and any underwriters and their affiliates for specified liabilities, including under the federal securities laws, arising out of or based upon any untrue or alleged untrue statement or omission or alleged omission of any material fact or omission or alleged omission of anything necessary to make the statements not misleading contained in any registration statement, preliminary prospectus, final prospectus, summary prospectus, or any amendment or supplement thereto. This indemnification provision does not apply to liabilities due to untrue or alleged untrue statements or omissions or alleged omissions or misstatement made in reliance upon or in conformity with written information furnished to us by or on behalf of the selling holders or underwriter specifically for use in the registration statement or prospectus, or due to the failure by the seller to deliver a prospectus or prospectus supplement where the seller has an obligation to do so under the Securities Act or the related SEC rules.

    Likewise, each selling holder, as a condition to including any registrable securities in any registration statement, must provide an undertaking reasonably satisfactory to us to indemnify us and our underwriters and affiliates relating to written information furnished to us by the seller specifically for use in the registration statement or prospectus. The liability of an indemnifying seller is limited to the amount of proceeds received by the seller in the offering giving rise to the liability.

    We will take all actions reasonably necessary to enable holders of registrable securities to sell without registration under SEC Rule 144 or Rule 144A or any similar rule or regulation adopted by the SEC in the future. Upon request by a holder of registrable securities, we will deliver a written statement regarding its compliance with this requirement.

    STOCKHOLDERS AGREEMENT

    We entered into a stockholders agreement, dated as of June 1996, with AIP, the Air Line Pilots Association, Hawaiian Master Executive Council ("ALPA"), the Association of Flight Attendants ("AFA"), and the International Association of Machinists ("IAM"), to facilitate and protect specified governance rights of the shareholder parties.

    AIP is required to take all necessary action, including voting its shares of our capital stock, in order to ensure that our board of directors, except as otherwise provided in our certificate of incorporation and by-laws, has one director nominated by each of the three union parties so long as the collective bargaining agreement by the specified union party and us entitles this union to nominate a director.

    AIP is required to vote its shares and take all other necessary actions to vote against any amendment to any charter documents that would be inconsistent with or alter the rights of the union parties.

    Further, AIP is required to not take any other actions inconsistent with the governance provisions of our charter documents that would adversely affect the union parties. These provisions include the number and qualifications of directors, special meetings of the board of directors, removal of directors and filling vacancies and amendments. In addition, if there is any change in AIP's right to nominate, designate, remove, or replace directors, then at the request of the union parties, AIP must take all necessary actions permitted by law to implement comparable changes for the union parties.

    The stockholders agreement will terminate when AIP no longer has any rights to designate directors pursuant to our charter documents. This will occur if AIP is the holder of record of less than 5% of the outstanding common equity interest of the Company.

    PILOTS' 401(K) PLAN AND PILOTS' STOCK AGREEMENT

    As part of the collective bargaining agreement negotiated with ALPA in December 2000, we entered into a Stock Allocation Agreement, dated May 2001, with our pilots represented by ALPA (the "Pilots' Stock Agreement"). Under the Pilots' Stock Agreement, we were obligated to provide 1,685,380 shares of our common stock to our pilots represented by ALPA. We agreed to provide those shares as quarterly contributions to the Hawaiian Airlines, Inc. Pilots' 401(k) Plan ("Pilots' 401(k) Plan"), beginning on March 31, 2001 and ending on
December 31, 2002. The Pilots' Stock Agreement describes the allocation of the stock contributions among the individual pilots' accounts in the Pilots' 401(k) Plan. Also, in general, we will distribute any stock contributions that we are unable to make to the Pilots' 401(k) Plan because of Internal Revenue Code limitations on employer contributions directly to the affected pilot. As of May 30, 2002, we have contributed 1,032,944 shares to the Pilots' 401(k) Plan pursuant to the Pilots' Stock Agreement and we expect to contribute the remaining 652,436 shares to the Pilots' 401(k) Plan over the last three quarters of 2002. Under the Pilots' Stock Agreement, ALPA has the right to request us to accelerate our obligation to contribute shares to the Pilots' 401(k) Plan as a result of the Offer. If ALPA timely exercises its right to request us to accelerate our obligations under the Pilots' Stock Agreement, we will contribute the remaining 652,436 shares prior to the expiration of the Offer. See
"Section 2. Procedures for Tendering Shares" for instructions on how to advise the trustee under the Pilots' 401(k) Plan to tender shares allocable to your account if you decide to tender those shares into the Offer.

    OTHER TRANSACTIONS AND ARRANGEMENTS

    Except for outstanding options to purchase shares granted to certain of our employees (including executive officers), and except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or officers or any of the officers or directors of our affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or other option arrangements, puts or calls, guaranties of loan, guaranties against loss or the giving or withholding of any proxies, consents or authorizations).

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
13. FUTURE PLANS OF HAWAIIAN.

    Although we have no other immediate plans to acquire additional shares of our common stock, we may in the future purchase additional shares in the open market, in private transactions, through additional tender offers or otherwise, subject to the approval of our board of directors. Future purchases may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the Offer. Rule 13e-4 of the Securities Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the Offer, until at least 10 business days after the Offer expires. Any future purchases by us will depend on many factors, including:

    - the market price of the shares;

    - the results of this Offer;

    - our business and financial position; and

    - general economic and market conditions.

    Shares that we acquire in the Offer will be restored to the status of authorized but unissued shares and will be available for us to issue without further shareholder action (except as required by applicable law or rules or stock exchange regulations) for all purposes, including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit plans. We have no current plans for the issuance of shares we purchase pursuant to the Offer.

    On May 2, 2002, we announced a proposal to reorganize our company into a holding company structure whereby we would become the sole operating subsidiary of a new Delaware company called Hawaiian Holdings, Inc. and our existing shareholders would become shareholders of this new Delaware holding company. On May 3, 2002, Hawaiian Holdings filed a registration statement on Form S-4, which includes a preliminary proxy statement/prospectus that contains additional information about this proposal. WE URGE SHAREHOLDERS TO READ THE PRELIMINARY PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY HAWAIIAN AND HAWAIIAN HOLDINGS, INCLUDING THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED REORGANIZATION. See "Section 10. Certain Information Concerning Hawaiian" for information about where you can obtain these documents.

    The reorganization proposal involves the merger of Hawaiian with another Hawaii corporation that is a wholly owned subsidiary of Hawaiian
Holdings, Inc., a Delaware corporation. Upon completion of the reorganization, our company will remain a Hawaii corporation, and our current business, operations and management will remain the same. In the reorganization, the existing shares of our stock will be converted automatically into shares of Hawaiian Holdings stock. Our shareholders will own the same number of shares of Hawaiian Holdings common stock as they own of our common stock at the time of the reorganization, and their shares will represent the same ownership percentage of Hawaiian Holdings as they then have of Hawaiian. In addition, the reorganization will generally be tax-free for our shareholders. We expect the shares of Hawaiian Holdings common stock to trade under the ticker symbol "HA" on the AMEX and the PCX.

    The reorganization is subject to approval by our shareholders and is expected to be submitted to our shareholders at the 2002 annual meeting of shareholders, as well as to other specified conditions, including various regulatory and third party consents and review.

    Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

    - any extraordinary transaction, such as a merger, reorganization or liquidation, involving Hawaiian, which is material to Hawaiian;

    - any purchase, sale or transfer of a material amount of assets of Hawaiian;

    - any other material change in our corporate structure or business;

    - any class of equity securities of Hawaiian becoming eligible for termination of registration under Section 12(g)(4)of the Securities Exchange Act;

    - the suspension of Hawaiian's obligation to file reports under
      Section 15(d) of the Securities Exchange Act;

    - the acquisition by any person of additional securities of Hawaiian (other than through the exercise of stock options under our stock option plans and through the issuance of shares to employees under the Pilots' 401(k) Plan over the term period specified in the plan), or the disposition of securities of Hawaiian; or

    - any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Hawaiian.

14. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    To the best of our knowledge, there is no license or regulatory permit that appears to be material to our business and that might be adversely affected by our acquisition of shares pursuant to the Offer, or any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of shares pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought. While we do not currently intend to delay acceptance for payment of shares tendered pursuant to the Offer pending the outcome of any matters, we cannot guarantee that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to our business or that certain parts of our business would not have to be disposed of in the event that such approval were not obtained or such other actions were not taken or in order to obtain any such approval or other action.

    Although we are authorized by Hawaii law to purchase or redeem our own shares of capital stock, we may not do so if, after giving effect to the Offer,
(i) our total assets would be greater than the sum of our total liabilities plus the amount that would be needed, if any, if we were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution; or (ii) we would be able to pay our debts as they became due in the usual course of business.

    Based on our audited financial statements for the fiscal year ended
December 31, 2001 and our unaudited financial statements for the fiscal quarter ended March 31, 2002 that were prepared in accordance with generally accepted accounting principles, and our familiarity with our business and operations and our management, our board of directors has determined that after giving effect to the Offer (i) our total assets would be greater than the sum of our total liabilities plus the amount that would be needed if any if we were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution and (ii) we would be able to pay our debts as they become due in the usual course of our business.

15. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.

    We expressly reserve the right, in our sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open by making a public announcement of the extension. We cannot guarantee, however, that we will exercise our right to extend the Offer. During any extension, all shares previously tendered will remain subject to the Offer, except to the extent that shares may be withdrawn as described in "Section 3. Withdrawal Rights." We also expressly reserve the right, in our sole discretion:

    - to terminate the Offer and not accept for payment any shares not previously accepted for payment or, subject to Rule 13e-4(f)(5) under the Securities Exchange Act (which requires us either to pay the consideration offered or to return the shares tendered promptly after the termination or withdrawal of the Offer), to postpone payment for shares upon the occurrence of any of the conditions specified in "Section 5. Certain Conditions to the Offer," by making a public announcement of the termination; and

    - at any time, or from time to time, regardless of the existence of any of the conditions specified in "Section 5. Certain Conditions to the Offer," to amend the Offer in any respect.

    Amendments to the Offer may be effected by public announcement. Without limiting the manner in which we may choose to make a public announcement of any extension, termination or amendment, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any public announcement of these events, other than by making a release to the Dow Jones news service, except in the case of an announcement of an extension of the Offer, in which case we will have no obligation to publish, advertise or otherwise communicate this announcement other than by issuing a notice of this extension by press release or other public announcement, which will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Material changes to information previously provided to holders of the shares in this Offer or in documents furnished subsequently will be disseminated to holders of shares in compliance with Rule 13e-4(e)(3) under the Securities Exchange Act.

    If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. In a published release, the SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of material change is first published, sent or given. If we:

    - increase or decrease the price to be paid for shares or adds a dealer's soliciting fee;

    - increase the number of shares being sought and any such increase exceeds 2% of the outstanding shares;

    - decrease the number of shares being sought;

and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given in the manner specified above, the Offer will be extended until the expiration of such ten business day period.

16. FEES AND EXPENSES.

    Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer.

    We have retained Mellon Investor Services LLC as the Depositary and the Information Agent in connection with the Offer. The Information Agent may contact holders of shares by mail, telephone, facsimile, telegraph and personal interview and may request custodians to forward materials relating to the Offer to beneficial owners.

    As compensation for acting as the Depositary and the Information Agent in connection with the Offer, Mellon Investor Services LLC will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. We will reimburse custodians for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

    The Offer is being made to all holders of shares. We are not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of shares pursuant to the Offer, we will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after this good faith effort, Hawaiian cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    We have filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits, pursuant to Regulation M-A under the Securities Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments to it, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in "Section 10. Certain Information Concerning Hawaiian" (except that they will not be available at the regional offices of the SEC).

May 31, 2002                                             Hawaiian Airlines, Inc.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for shares should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                          MELLON INVESTOR SERVICES LLC

BY REGISTERED OR CERTIFIED   BY OVERNIGHT COURIER:             BY HAND:
          MAIL:

      P.O. Box 3301            85 Challenger Road            120 Broadway
South Hackensack, NJ 07660      Mail Stop-Reorg               13th Floor
                           Ridgefield Park, NJ 07660      New York, NY 10271
                           Attention: Reorganization
                                     Dept.

                                                    BY CONFIRMATION RECEIPT OF FACSIMILE
          BY FACSIMILE TRANSMISSION:                           TRANSMISSION:
       (FOR ELIGIBLE INSTITUTIONS ONLY)                     (BY TELEPHONE ONLY)

                (201) 296-4293                                 (201) 296-4860

    Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                          MELLON INVESTOR SERVICES LLC
                                 44 Wall Street
                                   7th Floor
                               New York, NY 10005
                         Call Toll Free: (800) 549-9249

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